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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         -------------------------------

                                    FORM 8-K

                         -------------------------------


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                May 15, 2000                                       0-21537
------------------------------------------------          ----------------------
Date of Report (Date of earliest event reported)          Commission File Number



                            PACIFIC BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)



                   Delaware                                      93-1211114
------------------------------------------------          ----------------------
 (State or other jurisdiction of incorporation              (I.R.S. Employer
              or organization)                            Identification Number



                         23120 Alica Parkway, Suite 200
                             Mission Viejo, CA 92692
           -----------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



                                 (949) 455-9724
           -----------------------------------------------------------
              (Registrant's telephone number, including area code)


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Item 5.  Other Events.

The Company has not filed its Form 10-KSB for the fiscal year ending June 30, 1999, which was due on extension on October 13, 1999. The Company also has not filed its Form 10-QSB for the periods ending September 30, 1999, December 31, 1999, and March 31, 2000. The Company, due to lack of funds, was unable to engage an audit firm to perform the necessary year end audit of the June 30, 1999 financials and has been unable to prepare the Company's interim financial statements.

As a result of the execution of an Agreement of Purchase and Sale of Assets with Saigene Corporation dated April 18, 2000, the Company now has funds available to begin the required audit of the June 30, 1999 fiscal year-end financial statements. The Company will also prepare and have audited the financial statement for the fiscal year ending June 30, 2000 and plans to file the Form 10-KSB for June 30, 1999 and June 30, 2000, as well as the Form 10-QSB reports as soon as possible, but not later than September 30, 2000.

The Purchase Agreement, which is subject to shareholder approval, will transfer the business and all assets of the Company's Seattle laboratory operation to Saigene for a total consideration of $4,000,000. Shareholder approval will be sought after completion of the June 30, 1999 and 2000 audits. The purchase price is comprised of the following: 1) $200,000 already advanced to support the operation of the laboratory under a Management Agreement with Saigene dated September 15, 1999; 2) The assumption of approximately $1,200,000 in debt; 3) $700,000 in cash; and, 4) A promissory note in connection with the redemption of $1,900,000 of Series A Convertible Preferred Stock. The Series A Preferred Stock will be returned to the Company. These amounts are subject to adjustment upon audit of funds advanced and the May 31, 2000 balance sheet of the laboratory operation. The cash portion of the purchase is payable as follows: 1) $50,000 upon signing of the agreement, which was paid on May 3, 2000; 2) $350,000 payable on June 15, 2000; 3) $300,000 placed into escrow on June 15, 2000 to be paid to the Company upon shareholder approval. The assumption of debt in the amount of $1,200,000 includes: $350,000 to settle the debt with the landlord of the Company's Lake Forest, California office and laboratory facility; $400,000 of equipment lease financing obligations with Transamerica; $140,000 of additional equipment leases; and accrued expenses and accounts payable of the laboratory.

Upon completion of the transaction with Saigene, the Company will still have various debts and claims that need to be settled. These include amounts owed to various consultants, vendors and suppliers of the Company not related to the Seattle laboratory operation (estimated to be between $250,000 and $400,000); deferred pay to current and former employees (approximately $650,000); accrued dividends to preferred shareholders (estimated to be $360,000), and a potential liability, disputed by the Company, of approximately $2.0 million related to the OsteoPatch technology. The Company will attempt to settle these debts with cash, stock, and technology assets. There can be no assurance that the Company will be successful in these negotiations and may have to declare bankruptcy. If the Company is successful in settling the remaining debts, then the Company plans to pursue a merger with another company as a means of providing some value to common shareholders. There can be no assurance that the Company will be successful in


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finding and negotiating a successful merger or that any such merger would create value for the shareholders.

As previously reported, the landlord of the Company's office and laboratory space in Lake Forest, California was proceeding against the Company to cancel the lease. The landlord has obtained a judgment against the Company from Orange County Superior Court for approximately $150,000 related to the default on the lease. In addition, liabilities continue to accrue at about $13,000 per month until the space is leased. This obligation will be settled with the closing of the sale of laboratory assets to Saigene Corporation.

As previously disclosed, the Company has continued to negotiate forbearance agreements with Transamerica Business Credit related to payments due on capital leases. In exchange for the most recent Forbearance Agreement the Company has granted Transamerica additional warrants and a lien position on assets of the Company. This Forbearance Agreement has expired as of September 30, 1999 and was extended again through December 31, 1999 in exchange for additional warrants.

As previously disclosed, the Minnesota Mining and Manufacturing Company (3M), as a party in possession of secured property, has not informed the Company of its plans for the Sudormed assets. This includes the SkinPatch(TM) technology rights, which are part of the Company's Osteopatch(TM) product. The Company had sought to reestablish certain rights to this technology in order to create additional value for the Company's other intellectual property related to the Osteopatch(TM). Without an agreement with 3M the Company's Osteopatch(TM) assets may not have any value, and has already been written-off on the Company's balance sheet.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      not applicable

         (b)      not applicable

         (c) Exhibits - Agreement of Purchase and Sale of Assets between Pacific Biometrics and Saigene Corporation, dated April 18, 2000


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 15, 2000               PACIFIC BIOMETRICS, INC.



                                 By: /s/ Paul G. Kanan
                                     --------------------------------
                                    Name:  Paul G. Kanan
                                    Title: President and Chief Executive Officer





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